EXHIBIT 10.16

Abstract for the lease

Parties of the agreements	Jin Su Seo, Clavis Technologies
The agreement period	2011.02.01~2013.01.31 (Extending 12 months without increasing deposit)
The deposit	\ 30,000,000 (separate VAT, Value-Added Tax)
The rental fee	\ 4,600,000/month (including management expenses)
Other payment	Electric charges
The size of rented space	247.61m2
Contents of the contract
- A lessee cannot rent out to other people some or all of the office instead of a landlord
- A lessee cannot assign to other people some or all of the office instead of a landlord
- Before the lease ends, a lessee has a right to negotiate with a landlord about extending the rental period and increasing rate of deposit.